Filed Pursuant to Rule 424(b)(7)
Registration No. 333-265748

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated June 8, 2023)

GLOBAL BUSINESS TRAVEL GROUP, INC.

Shares of Class A Common Stock

This prospectus supplement No. 2 supplements, updates and amends the selling securityholder information contained in the prospectus dated June 8, 2023 (the “prospectus”), relating to the resale by selling securityholders of shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Global Business Travel Group, Inc., that may be offered and sold from time to time by the selling securityholders named in the prospectus.

You should read this prospectus supplement No. 2 in conjunction with the prospectus. This prospectus supplement No. 2 is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements thereto. This prospectus supplement No. 2 is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement No. 2 supersedes information contained in the prospectus.

Our Class A Common Stock is listed on the New York Stock Exchange under the symbol “GBTG”. On January 11, 2023, the last reported sales price of our Class A Common Stock on the New York Stock Exchange was $5.97 per share.

INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH OR INCORPORATED BY REFERENCE INTO THE PROSPECTUS, ANY APPLICABLE PROSPECTUS SUPPLEMENT AND OUR PERIODIC REPORTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, AS DESCRIBED UNDER THE SECTION ENTITLED “RISK FACTORS” ON PAGE 3 OF THE PROSPECTUS, BEFORE MAKING ANY DECISION WHETHER TO INVEST IN OUR CLASS A COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 12, 2023.

ABOUT THIS PROSPECTUS SUPPLEMENT

The purpose of this prospectus supplement No. 2 is solely to amend and restate the selling securityholders table set forth under the caption “Selling Securityholders” to reflect transfers of securities from certain Selling Securityholders previously identified in the prospectus to other parties who as a result of such transfers are being named as Selling Securityholders, which transfers are described in the footnotes of such table. Other than as stated herein, this prospectus supplement does not affect any other Selling Securityholders identified in the prospectus.

The “Selling Securityholders” table in the prospectus covers pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interests in the Class A Common Stock other than through a public sale; this prospectus supplement No. 2 specifically names such a transferee. Capitalized terms used in this prospectus supplement No. 2 have the meaning given to them in the prospectus.

SELLING SECURITYHOLDERS

Juweel Investors (SPC) Limited (“Juweel”), a selling securityholder identified in the prospectus, transferred to (a) QH Travel LP (i) 87,659,000 shares of Class A Common Stock and (ii) the right to receive 3,131,886 shares of Class A Common Stock that may be issued upon the conversion of “earnout” shares held by Juweel (“Juweel Earnout Shares”), (b) BR Investors Juweel, L.P. (i) 39,446,374 shares of Class A Common Stock and (ii) the right to receive 1,409,342 Juweel Earnout Shares, (c) PecosCo Limited Partnership (i) 13,148,850 shares of Class A Common Stock and (ii) the right to receive 469,783 Juweel Earnout Shares, (d) Certares Master, LP (i) 4,601,885 shares of Class A Common Stock and (ii) the right to receive 164,416 Juweel Earnout Shares, (e) HMC Juweel Holdings, LP (i) 3,506,360 shares of Class A Common Stock and (ii) the right to receive 125,275 Juweel Earnout Shares, (f) BP Holdings Lambda LLC (i) 2,410,748 shares of Class A Common Stock and (ii) the right to receive 86,131 Juweel Earnout Shares, (g) BPC Opportunities Fund II LP (i) 2,217,029 shares of Class A Common Stock and (ii) the right to receive 79,210 Juweel Earnout Shares, (h) BPC Opportunities Fund IV LP (i) 1,205,374 shares of Class A Common Stock and (ii) the right to receive 43,066 Juweel Earnout Shares, (i) BPC Opportunities Offshore Fund IV LP (i) 1,205,374 shares of Class A Common Stock and (ii) the right to receive 43,066 Juweel Earnout Shares, (j) Beach Point SCF Multi-Port LP (i) 912,412 shares of Class A Common Stock and (ii) the right to receive 32,599 Juweel Earnout Shares, (k) Beach Point SCF I LP (i) 814,650 shares of Class A Common Stock and (ii) the right to receive 29,105 Juweel Earnout Shares, (l) Beach Point Select Fund LP (i) 650,328 shares of Class A Common Stock and (ii) the right to receive 23,235 Juweel Earnout Shares, (m) Beach Point SCF IV LLC (i) 122,676 shares of Class A Common Stock and (ii) the right to receive 4,383 Juweel Earnout Shares, and (n) Pacific Coast Investment Fund LLC (i) 77,601 shares of Class A Common Stock and (ii) the right to receive 2,773 Juweel Earnout Shares, all of which were previously registered under the prospectus. As of the date of this prospectus supplement, Juweel does not own any shares of Class A Common Stock or Juweel Earnout Shares.

American Express Travel Holdings Netherlands Coöperatief U.A., an indirect, wholly-owned subsidiary of American Express Company, transferred to American Express International, Inc. all of its interest in (i) 157,786,199 shares of Class A Common Stock and (ii) the right to receive 5,637,394 shares of Class A Common Stock that may be issued upon the conversion of “earnout” shares.

As such, the “Selling Securityholders” table and related footnotes in the prospectus are hereby amended and restated as follows:

	Securities Beneficially Owned Prior to Offering	Securities to be Sold in this Offering	Securities Beneficially Owned After this Offering#
Name of Selling Securityholder(1)	Shares of Class A Common Stock	Shares of Class A Common Stock	Shares of Class A Common Stock	Percentage
American Express Company(2)(3)	157,786,199	163,423,593	—	—%
Expedia Group, Inc.(2)(4)	74,274,198	76,927,871	—	—%
Qatar Investment Authority(5)	87,659,000	90,790,886	—	—%
BR Investors Juweel, L.P.(6)	39,446,374	40,855,716	—	—%
PecosCo Limited Partnership(7)	13,148,850	13,618,633	—	—%
Macquarie Juweel Investor LP(8)	4,409,423	4,566,963	—	—%
Certares Master, LP(9)	4,601,885	4,766,301	—	—%
HMC Juweel Holdings, LP(10)	3,506,360	3,631,635	—	—%
BP Holdings Lambda LLC(11)	2,410,748	2,496,879	—	—%
BPC Opportunities Fund II LP(12)(20)	2,217,029	2,296,239	—	—%
BPC Opportunities Fund IV LP(13)(20)	1,205,374	1,248,440	—	—%
BPC Opportunities Offshore Fund IV LP(14)(20)	1,205,374	1,248,440	—	—%
Beach Point SCF Multi-Port LP(15)(20)	912,412	945,011	—	—%
Beach Point SCF I LP(16)(20)	814,650	843,755	—	—%
Beach Point Select Fund LP(17)(20)	650,328	673,563	—	—%
Beach Point SCF IV LLC(18)(20)	122,676	127,059	—	—%
Pacific Coast Investment Fund LLC(19)(20)	77,601	80,374	—	—%
APSG Sponsor, L.P.(21)	22,345,250	22,345,250	—	—%
Jennifer Fleiss	25,000	25,000	—	—%
James H. Simmons III	25,000	25,000	—	—%
Dendur Master Fund Ltd.(22)	1,000,000	1,000,000	—	—%
Trust U/W Carl M. Loeb FBO Elisabeth Levin(23)	25,000	25,000	—	—%
Trust U/W Carl M. Loeb FBO Arthur Loeb(24)	25,000	25,000	—	—%
Gray’s Creek Capital Partners Fund I, LP(25)	200,000	200,000	—	—%
Zoom Video Communications, Inc (26)	4,000,000	4,000,000	—	—%
HG Vora Special Opportunities Master Fund, LTD(27)	7,720,000	7,720,000	—	—%
Marlins Acquisition Corp.(28)	8,000,000	8,000,000	—	—%

	Securities Beneficially Owned Prior to Offering	Securities to be Sold in this Offering	Securities Beneficially Owned After this Offering#
Name of Selling Securityholder(1)	Shares of Class A Common Stock	Shares of Class A Common Stock	Shares of Class A Common Stock	Percentage
ASOF II A (DE)Holdings I, L.P.(29)	630,001	630,001	—	—%
ASOF II Holdings I, L.P.(29)	3,494,999	3,494,999	—	—%
ASOF Holdings I, L.P.(29)	4,125,000	4,125,000	—	—%
Eric J. Bock(2)(30)	465,805	1,189,961	—	—%
Martine Gerow(2)(31)	1,158,331	1,316,466	—	—%
Patricia Anne Huska(2)(32)	11,452	49,035	—	—%
Evan Konwiser(2)(33)	121,335	357,031	—	—%
Michael Qualantone(2)(34)	438,117	1,249,624	—	—%
David Thompson(2)(35)	1,365,725	1,968,648	—	—%
Philippe Chereque(2)(36)	1,928,496	1,997,397	—	—%

*	Less than 1%

#	For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the shares of Class A Common Stock covered by this prospectus upon the completion of the offering.

(1)	The business address of each director and executive officer of GBTG is c/o Global Business Travel Group, Inc., 666 3rd Avenue, 4th Floor, New York, NY 10017. The business address of Jennifer Fleiss and James H. Simmons III is 9 West 57th Street, 42nd Floor, New York, NY 10019.

(2)	The Continuing JerseyCo Owners and holders of GBT Legacy MIP Options and GBT Legacy MIP Shares received “earnout” shares in connection with the Closing. The earnout shares will, upon the achievement of certain earnout milestones, be redeemed and cancelled, with GBTG issuing such holders shares of Class A Common Stock. “Securities Beneficially Owned Prior to Offering” do not include the shares of Class A Common Stock issuable upon such conversions and redemptions.

(3)	“Securities to be Sold in this Offering” consists of (i) 157,786,199 shares of Class A Common Stock and (ii) 5,637,394 shares of Class A Common Stock that may be issued upon the conversion of 5,637,394 “earnout” shares. American Express International, Inc., an indirect, wholly-owned subsidiary of American Express Company, is the direct holder of these securities. The principal business address of this entity is 200 Vesey Street, New York, NY 10285.

(4)	Based solely upon the Schedule 13D/A filed by Expedia Group, Inc. with the SEC on July 12, 2023. “Securities to be Sold in this Offering” consists of (i) 74,274,198 shares of Class A Common Stock and (ii) 2,653,673 shares of Class A Common Stock that may be issued upon the conversion of 2,653,673 “earnout” shares. EG Corporate Travel Holdings LLC, a direct, wholly-owned subsidiary of Expedia Group, Inc., is the direct holder of these securities. The business address of such parties is 1111 Expedia Group Way W., Seattle, Washington 98119.

(5)	“Securities to be Sold in this Offering” consists of (i) 87,659,000 shares of Class A Common Stock transferred from Juweel Investors (SPC) Limited to QH Travel LP and (ii) 3,131,886 shares of Class A Common Stock that may be issued upon the conversion of 3,131,886 “earnout” shares. The direct holder of these securities is QH Travel LP, whose general partner is QH Travel GP Co., Ltd, a wholly-owned indirect subsidiary of the Qatar Investment Authority. The business address of the Qatar Investment Authority is Ooredoo Tower (Building 14), Al Dafna Street (Street 801), Al Dafna (Zone 61), PO Box 23224 Doha, State of Qatar.

(6)	“Securities to be Sold in this Offering” consists of (i) 39,446,374 shares of Class A Common Stock transferred from Juweel Investors (SPC) Limited to BR Investors Juweel, L.P. and (ii) 1,409,342 shares of Class A Common Stock that may be issued upon the conversion of 1,409,342 “earnout” shares. The business address of BR Investors Juweel, L.P. is 50 Hudson Yards, New York, NY 10001. Such shares are ultimately controlled by funds and accounts under management by subsidiaries of BlackRock, Inc.

(7)	“Securities to be Sold in this Offering” consists of (i) 13,148,850 shares of Class A Common Stock transferred from Juweel Investors (SPC) Limited to PecosCo Limited Partnership and (ii) 469,783 shares of Class A Common Stock that may be issued upon the conversion of 469,783 “earnout” shares. The business address of PecosCo Limited Partnership is c/o Certares Management LLC, 350 Madison Ave., 8th Floor, New York, New York 10017. Certares Management Limited is the general partner of PecosCo Limited Partnership. Messrs. Michael Gregory O’Hara, Henry Briance and Spencer Marsden are the directors of Certares Management Limited and as such may be deemed to have voting and dispositive control of the securities held of record by PecosCo Limited Partnership.

(8)	“Securities to be Sold in this Offering” consists of (i) 4,409,423 shares of Class A Common Stock transferred from Juweel Investors (SPC) Limited to Macquarie Juweel Investor LP and (ii) 157,540 shares of Class A Common Stock that may be issued upon the conversion of 157,540 “earnout” shares. The business address of Macquarie Juweel Investor LP is 125 W 55th Street, 17th Floor, New York, New York, 10019. The general partner of Macquarie Juweel Investor LP is Macquarie Capital Investment Holdings Inc. Macquarie Capital Investment Holdings Inc. is managed by a Board of Directors comprising the following individuals who collectively make voting and investment decisions on behalf of Macquarie Juweel Investor LP: Larry Handen, Tobias Bachteler, and Jared Doskow. Macquarie Capital Investment Holdings Inc. is an indirect, wholly-owned subsidiary of Macquarie Group Limited.

(9)	“Securities to be Sold in this Offering” consists of (i) 4,601,885 shares of Class A Common Stock transferred from Juweel Investors (SPC) Limited to Certares Master, LP and (ii) 164,416 shares of Class A Common Stock that may be issued upon the conversion of 164,416 “earnout” shares. The business address of Certares Master, LP is c/o Certares Management LLC, 350 Madison Ave., 8th Floor, New York, New York 10017. Certares Management Limited is the general partner of Certares Master, LP. Messrs. Michael Gregory O’Hara, Henry Briance and Spencer Marsden are the directors of Certares Management Limited and as such may be deemed to have voting and dispositive control of the securities held of record by Certares Master, LP.

(10)	“Securities to be Sold in this Offering” consists of (i) 3,506,360 shares of Class A Common Stock transferred from Juweel Investors (SPC) Limited to HMC Juweel Holdings, LP and (ii) 125,275 shares of Class A Common Stock that may be issued upon the conversion of 125,275 “earnout” shares. The business address of HMC Juweel Holdings, LP is c/o Certares Management LLC, 350 Madison Ave., 8th Floor, New York, New York 10017. Certares Management Limited is the general partner of HMC Juweel Holdings, LP. Messrs. Michael Gregory O’Hara, Henry Briance and Spencer Marsden are the directors of Certares Management Limited and as such may be deemed to have voting and dispositive control of the securities held of record by HMC Juweel Holdings, LP.

(11)	“Securities to be Sold in this Offering” consists of (i) 2,410,748 shares of Class A Common Stock transferred from Juweel Investors (SPC) Limited to BP Holdings Lambda LLC (“Lambda”) and (ii) 86,131 shares of Class A Common Stock that may be issued upon the conversion of 86,131 “earnout” shares. The business address of Lambda is c/o Beach Point Capital Management LP, 1620 26th Street, Suite 6000N, Santa Monica, CA 90404. Beach Point Capital Management LP (“BPCM”), the sole member of the manager of Lambda, has investment discretion and voting power over the Class A Common Stock owned or to be owned by Lambda and may be deemed to beneficially own such Class A Common Stock. Notwithstanding the foregoing, BPCM disclaims beneficial ownership of all Class A Common Stock held or to be held by Lambda.

(12)	“Securities to be Sold in this Offering” consists of (i) 2,217,029 shares of Class A Common Stock transferred from Juweel Investors (SPC) Limited to BPC Opportunities Fund II LP and (ii) 79,210 shares of Class A Common Stock that may be issued upon the conversion of 79,210 “earnout” shares.

(13)	“Securities to be Sold in this Offering” consists of (i) 1,205,374 shares of Class A Common Stock transferred from Juweel Investors (SPC) Limited to BPC Opportunities Fund IV LP and (ii) 43,066 shares of Class A Common Stock that may be issued upon the conversion of 43,066 “earnout” shares.

(14)	“Securities to be Sold in this Offering” consists of (i) 1,205,374 shares of Class A Common Stock transferred from Juweel Investors (SPC) Limited to BPC Opportunities Offshore Fund IV LP and (ii) 43,066 shares of Class A Common Stock that may be issued upon the conversion of 43,066 “earnout” shares.

(15)	“Securities to be Sold in this Offering” consists of (i) 912,412 shares of Class A Common Stock transferred from Juweel Investors (SPC) Limited to Beach Point SCF Multi-Port LP and (ii) 32,599 shares of Class A Common Stock that may be issued upon the conversion of 32,599 “earnout” shares.

(16)	“Securities to be Sold in this Offering” consists of (i) 814,650 shares of Class A Common Stock transferred from Juweel Investors (SPC) Limited to Beach Point SCF I LP and (ii) 29,105 shares of Class A Common Stock that may be issued upon the conversion of 29,105 “earnout” shares.

(17)	“Securities to be Sold in this Offering” consists of (i) 650,328 shares of Class A Common Stock transferred from Juweel Investors (SPC) Limited to Beach Point Select Fund LP and (ii) 23,235 shares of Class A Common Stock that may be issued upon the conversion of 23,235 “earnout” shares.

(18)	“Securities to be Sold in this Offering” consists of (i) 122,676 shares of Class A Common Stock transferred from Juweel Investors (SPC) Limited to Beach Point SCF IV LLC and (ii) 4,383 shares of Class A Common Stock that may be issued upon the conversion of 4,383 “earnout” shares.

(19)	“Securities to be Sold in this Offering” consists of (i) 77,601 shares of Class A Common Stock transferred from Juweel Investors (SPC) Limited to Pacific Coast Investment Fund LLC and (ii) 2,773 shares of Class A Common Stock that may be issued upon the conversion of 2,773 “earnout” shares.

(20)	The business address of the securityholders (collectively, the “Managed Funds”) is c/o Beach Point Capital Management LP, 1620 26th Street, Suite 6000N, Santa Monica, CA 90404. Beach Point Capital Management LP (“BPCM”), the investment manager to the Managed Funds, has investment discretion and voting power over the Class A Common Stock owned or to be owned by the Managed Funds and may be deemed to beneficially own such Class A Common Stock. Notwithstanding the foregoing, BPCM disclaims beneficial ownership of all Class A Common Stock held or to be held by the Managed Funds.

(21)	Based solely upon the Schedule 13D/A filed by APSG Sponsor, L.P. with the SEC on October 13, 2022. Consists of (i) 20,345,250 converted Founder Shares and (ii) 2,000,000 PIPE Securities. Sponsor is managed by affiliates of Apollo. AP Caps II Holdings GP, LLC (“Holdings GP”) is the general partner of Sponsor. Apollo Principal Holdings III, L.P. (“Principal III”) is the sole member of Holdings GP. Apollo Principal Holdings III GP, Ltd. (“Principal III GP”) serves as the general partner of Principal III. Messrs. Marc Rowan, Scott Kleinman and James Zelter are the directors of Principal III GP and as such may be deemed to have voting and dispositive control of the securities held of record by Sponsor. The address of each of the Sponsor and Holdings GP is c/o Walkers Corporate Limited, 27 Hospital Rd., George Town, Cayman Islands KY1-9008. The address of each of Principal III and Principal III GP is c/o Intertrust Corporate Services, (Cayman) Limited, 190 Elgin Avenue, George Town, Cayman Islands KY1-9008. The address of each of Messrs. Rowan, Kleinman and Zelter is 9 West 57th Street, 43rd Floor, New York, New York 10019.

(22)	Consists of 1,000,000 PIPE Securities. Dendur Capital LP, the investment manager of Dendur Master Fund Ltd., has voting and investment control of the shares held by Dendur Master Fund Ltd. Malcolm Levine is the Chief Investment Officer of Dendur Capital LP and may be deemed to be the beneficial owner of such shares. The registered address of the foregoing individual and entities is 250 West 55th Street, 26th Floor, New York, NY 10019.

(23)	Consists of 25,000 PIPE Securities. Voting and investment power over the shares held by Trust U/W Carl M. Loeb FBO Elisabeth Levin resides with its trustees, John A. Levin, Elisabeth L. Levin and Jean L. Troubh, who may be deemed to be the beneficial owners of the shares. The address of the foregoing individuals and entity is c/o River Partners 767 Fifth Avenue, Floor 21, New York, NY 10153.

(24)	Consists of 25,000 PIPE Securities. Voting and investment power over the shares held by Trust U/W Carl M. Loeb FBO Arthur Loeb resides with its trustees, John A. Levin and John L. Loeb, Jr., who may be deemed to be the beneficial owners of the shares. The address of the foregoing individuals and entity is c/o River Partners 767 Fifth Avenue, Floor 21, New York, NY 10153.

(25)	Consists of 200,000 PIPE Securities. Gray’s Creek Capital Partners Fund I, LP is managed by Gray’s Creek Capital Advisors, LLC and Gray’s Creek Capital Partners, GP. Jason R. Little and Gerrit B. Parker are the natural persons who have voting or investment control over the shares beneficially owned by Gray’s Creek Capital Advisors, LLC and Gray’s Creek Capital Partners, GP. The business address of the foregoing individuals and entities is 500 Post Road East, Suite 233 Westport, CT 06880.

(26)	Consists of 4,000,000 PIPE Securities. Voting and dispositive decisions with respect to the shares are made by Zoom Video Communications, Inc.’s board of directors.

(27)	Consists of 7,720,000 PIPE Securities. HG Vora Capital Management, LLC is the investment adviser to and may be deemed to have voting and dispositive power of the securities held by HG Vora Special Opportunities Master Fund, Ltd. Parag Vora is the manager of HG Vora Capital Management, LLC. The mailing address for each of these entities and the individual discussed in this footnote is 330 Madison Avenue, 20th Floor, New York NY 10017.

(28)	Consists of 8,000,000 PIPE Securities. Voting and dispositive decisions with respect to the shares are made by Marlins Acquisition Corp.’s board of directors.

(29)	Consists of 630,001 PIPE Securities, 3,494,999 PIPE Securities and 4,125,000 PIPE Securities for ASOF II A (DE) Holdings I, L.P., ASOF II Holdings I, L.P. and ASOF Holdings I, L.P. (the “Ares Holders”), respectively. ASOF Investment Management LLC is the manager of the Ares Holders. The sole member of ASOF Investment Management LLC is Ares Management LLC. The sole member of Ares Management LLC is Ares Management Holdings L.P., and the general partner of Ares Management Holdings L.P. is Ares Holdco LLC. The sole member of Ares Holdco LLC is Ares Management Corporation. Ares Management GP LLC is the sole holder of the Class B common stock of Ares Management Corporation (the “Ares Class B Common Stock”) and Ares Voting LLC is the sole holder of the Class C common stock of Ares Management Corporation (the “Ares Class C Common Stock”). Pursuant to Ares Management Corporation’s Certificate of Incorporation in effect as of the date of this filing, the holders of the Ares Class B Common Stock and the Ares Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management Corporation if certain conditions are met. The sole member of both Ares Management GP LLC and Ares Voting LLC is Ares Partners Holdco LLC (collectively with the foregoing entities mentioned herein, other than the Ares Holders, the “Ares Entities”). Ares Partners Holdco LLC is managed by a board of managers, which is composed of Michael J Arougheti, Ryan Berry, R. Kipp deVeer, David B. Kaplan, Antony P. Ressler and Bennett Rosenthal. Mr. Ressler generally has veto authority over decisions by the board of managers of Ares Partners Holdco LLC. Each of the members of the board of managers, the Ares Entities and the other directors, officers, partners, stockholders, members and managers of the Ares Entities and Ares Holders expressly disclaims beneficial ownership of the securities held of record by each of the Ares Holders. The address of each the Ares Holders and the Ares Entities is c/o Ares Management LLC, 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.

(30)	“Securities to be Sold in this Offering” consists of (i) 994,508 shares of Class A Common Stock to be issued upon the exercise of vested and unvested GBTG MIP Options, (ii) 126,552 shares of Class A Common Stock issued upon the exercise of vested GBTG MIP Options and (iii) 68,901 shares of Class A Common Stock that may be issued upon the conversion of “earnout” shares. “Securities Beneficially Owned Prior to Offering” do not include 663,006 unvested GBTG MIP Options since they are not exercisable within 60 days.

(31)	“Securities to be Sold in this Offering” consists of (i) 1,271,054 shares of Class A Common Stock to be issued upon the exercise of vested and unvested GBTG MIP Options and (ii) 45,412 shares of Class A Common Stock that may be issued upon the conversion of “earnout” shares. “Securities Beneficially Owned Prior to Offering” do not include 122,723 unvested GBTG MIP Options since they are not exercisable within 60 days.

(32)	“Securities to be Sold in this Offering” consists of (i) 11,452 shares of Class A Common Stock issued upon the exercise of vested GBTG MIP Options and (ii) 37,583 shares of Class A Common Stock that may be issued upon the conversion of “earnout” shares.

(33)	“Securities to be Sold in this Offering” consists of (i) 341,799 shares of Class A Common Stock to be issued upon the exercise of vested and unvested GBTG MIP Options, (ii) 7,402 shares of Class A Common Stock issued upon the exercise of vested GBTG MIP Options and (iii) 7,830 shares of Class A Common Stock that may be issued upon the conversion of “earnout” shares. “Securities Beneficially Owned Prior to Offering” do not include 227,866 unvested GBTG MIP Options since they are not exercisable within 60 days.

(34)	“Securities to be Sold in this Offering” consists of (i) 1,113,909 shares of Class A Common Stock to be issued upon the exercise of vested and unvested GBTG MIP Options, (ii) 66,814 shares of Class A Common Stock issued upon the exercise of vested GBTG MIP Options and (iii) 68,901 shares of Class A Common Stock that may be issued upon the conversion of “earnout” shares. “Securities Beneficially Owned Prior to Offering” do not include 742,606 unvested GBTG MIP Options since they are not exercisable within 60 days.

(35)	“Securities to be Sold in this Offering” consists of (i) 1,923,236 shares of Class A Common Stock to be issued upon the exercise of vested and unvested GBTG MIP Options and (ii) 45,412 shares of Class A Common Stock that may be issued upon the conversion of “earnout” shares. “Securities Beneficially Owned Prior to Offering” do not include 557,511 unvested GBTG MIP Options since they are not exercisable within 60 days.

(36)	“Securities to be Sold in this Offering” consists of (i) 1,928,496 shares of Class A Common Stock to be issued upon the exercise of vested and unvested GBTG MIP Options and (ii) 68,901 shares of Class A Common Stock that may be issued upon the conversion of “earnout” shares.